Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO, Treasurer and Corporate Secretary

561.838.1731

Florida Public Utilities Announces First Quarter Results for 2006

West Palm Beach, FL, May 10.  Florida Public Utilities (AMEX: FPU) reported net income of $2,221,000 or $ .37 per share for the quarter ended March 31, 2006 compared with prior year’s quarterly net income of $2,353,000, or $.40 per share. Total revenues increased $7,910,000 in the first quarter of 2006 as compared to the same period in 2005 mainly due to higher fuel costs that are recovered through revenue pass through. Fuel costs have remained higher than historical levels since the recent hurricane season and its impact on gas supplies.

Operating expenses were also higher than the prior year by $672,000. Outside of the normal inflationary impacts on operating expenses, we experienced increases in payroll from additional personnel and higher insurance premiums.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the three months ended March 31, 2006 and 2005 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)	March 31,
	2006	2005
Total Revenues	$43,348	$35,438

Net Income	$2,221	$2,353

Earnings Applicable to Common Stock	$2,214	$2,346

Earnings Per Common Share – basic and diluted	$.37	$.40

Average Shares Outstanding	5,980,037	5,940,756

On July 25, 2005 a three-for-two stock split in the form of a stock dividend was issued to the shareholders of record on July 15, 2005. All common share information has been restated to reflect the stock split for all periods presented.